QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 2)

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Sento Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

REVISED NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

October 21, 2002

SENTO CORPORATION

        By letter dated September 13, 2002, Sento Corporation ("Company") notified you of the Annual Meeting of Shareholders of Sento Corporation to be held Wednesday, October 16, 2002, at the Company's offices. The Board of Directors recently approved an amendment to the Company's amended and restated articles of incorporation to effect a one-for-four reverse stock split of the issued and outstanding shares of common stock and proposes to submit it to the shareholders for their consideration at the earliest practicable date. In order to avoid the time and expense required to call a special meeting immediately following the previously scheduled annual meeting, the Board of Directors has determined to adjourn the annual meeting until a revised notice and supplemental proxy materials can be provided to the shareholders to permit consideration of this additional item. In order to effect the foregoing, the Company is providing this revised notice and supplemental proxy materials.

        You are cordially invited to attend the rescheduled Annual Meeting of Shareholders of the Company, which will be held Thursday, November 14, 2002, at 9:00 a.m., at the Company's corporate offices located at 808 East Utah Valley Drive, American Fork, Utah 84003 (the "Adjourned Annual Meeting"), for the following purposes, which are more fully described in the Proxy Statement previously distributed to shareholders and the Supplemental Proxy Statement accompanying this Notice:

  (i)
  to elect seven directors of the Company, each to serve until the 2003 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified;

  (ii)
  to consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2003;

  (iii)
  to consider and vote upon a proposal to amend the amended and restated articles of incorporation of the Company to effect a reverse split of the issued and outstanding stock; and

  (iv)
  to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The Board of Directors has determined that August 30, 2002, the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof, shall remain the record date for this Adjourned Annual Meeting.

        All shareholders are cordially invited to attend the Adjourned Annual Meeting in person. However, to ensure your representation at the Adjourned Annual Meeting, you are urged to vote, sign, date and return the enclosed Proxy as promptly as possible in the enclosed postage-prepaid envelope. Record shareholders attending the Adjourned Annual Meeting may vote in person even if they have returned a Proxy.

By Order of the Board of Directors
Stanley J. Cutler Secretary

October 21, 2002

IMPORTANT

        Whether or not you expect to attend the Adjourned Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy card without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used if you are a shareholder of record present at the Adjourned Annual Meeting and desire to vote your shares personally.

SENTO CORPORATION
808 East Utah Valley Drive
American Fork, Utah 84003

SUPPLEMENTAL PROXY STATEMENT

Adjourned Annual Meeting of Shareholders
November 14, 2002

INTRODUCTION

        This supplemental proxy statement is being furnished to the shareholders of Sento Corporation, a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's common stock, par value $0.25 per share (the "Common Stock"), for use at the adjourned annual meeting of shareholders of the Company to be held Thursday, November 14, 2002, at 9:00 a.m., at the Company's corporate offices located at 808 East Utah Valley Drive, American Fork, Utah 84003 and at any adjournment or postponement thereof (the "Adjourned Annual Meeting"). This supplemental proxy material should be considered in the light of the Proxy Statement previously delivered to the shareholders on or about September 13, 2002. Such previous Proxy Statement remains in full force and effect and applicable to the Adjourned Annual Meeting, except as expressly otherwise stated in this supplemental proxy statement.

        In order to formally adjourn to November 14, 2002, the annual meeting on October 16, 2002, was convened by the presiding officer solely for the purpose of adjourning the meeting to the time and place specified above for the Adjourned Annual Meeting.

        This supplemental proxy statement is first being provided to shareholders on October 21, 2002.

        In order to vote on the proposed reverse stock split, you must sign and return a new proxy, even though stockholders have signed and returned a proxy following receipt of the initial proxy statement.

APPROVAL OF AMENDMENT TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

        The Board of Directors approved an amendment to the Company's amended and restated articles of incorporation to effect a one-for-four reverse split of the issued and outstanding stock, without changing the authorized number of shares or the par value per share, and has authorized the submittal of this proposed amendment to the shareholders for their consideration and approval, with the recommendation of the Board of Directors that it be approved. This proposal will be submitted to the shareholders at the Adjourned Annual Meeting for approval. The reverse stock split will take effect after it is approved by the shareholders of the Company holding a majority of the shares of Common Stock present and voting and after filing the amendment with the Division of Corporations of the State of Utah. Even if the shareholders approve the amendment, the Board of Directors has reserved the discretion not to file the amendment effecting the reverse stock split or to delay carrying out the reverse stock split in certain circumstances, as discussed below.

Background

        The Company's Common Stock is currently quoted on the Nasdaq SmallCap Market under the symbol "SNTO." In order for the Common Stock to continue to be quoted on the Nasdaq SmallCap Market, the Company must satisfy various listing maintenance standards established by Nasdaq. The

Nasdaq SmallCap Market currently requires that for continued inclusion on the Nasdaq SmallCap Market, the issuer must maintain a shareholders' equity of $2.5 million, market capitalization of $35 million or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years, must have a minimum bid price of $1.00 per share and must have at least 300 round lot shareholders and at least 500,000 publicly held shares. The Company's Common Stock failed to maintain a minimum bid price of $1.00 per share during the 30 consecutive trading days ended March 20, 2002, and, after an automatic 180-day grace period, was deemed on September 16, 2002, to have failed to meet one of the requirements of the applicable maintenance standards.

        The Company received notice of a Nasdaq staff determination dated September 17, 2002, indicating that it had failed to meet the listing qualifications in regard to the $1.00 per share bid price and of its intent to delist the Common Stock from the Nasdaq SmallCap Market. In response to the staff determination, on September 27, 2002, the Board of Directors approved an amendment to the amended and restated articles of incorporation to effect a one-for-four reverse stock split of the issued and outstanding shares, without changing the number of authorized shares or par value per share. In view of the time required for regulatory compliance and to provide supplemental proxy disclosures to the Company's shareholders, the Board of Directors recognized that it would not be able to present the proposed amendment to the shareholders at the previously scheduled October 16, 2002, shareholders' meeting, and, accordingly, has requested that the Nasdaq SmallCap Market grant the Company additional time within which to effect the proposed reverse stock split on the expectation that this action will bring the Company into compliance with the minimum bid price requirements for continued listing on the Nasdaq SmallCap Market. At the Company's request, it will appear before a Nasdaq Listing Qualifications Panel on October 24, 2002, in support of its previous written request.

        At that hearing, the Nasdaq Listing Qualifications Panel will review the adequacy of the Company's measures to meet the minimum bid price as well as the other applicable maintenance requirements for the foreseeable future. If the Company is unable to meet the applicable maintenance standards, its Common Stock may be delisted from the Nasdaq SmallCap Market, which means that the Company may be required to seek to have its Common Stock quoted in the Over-The-Counter Bulletin Board published by Nasdaq Stock Market, Inc. or, if it is unable to meet those requirements, in the Pink Sheets published by Pink Sheets LLC, or in additional interdealer mediums for the publication of quotations such as the BBX Exchange proposed to be implemented by Nasdaq.

        The Nasdaq Listing Qualifications Panel is not required to grant the Company the additional time necessary to effectuate the reverse stock split. There is no assurance that the Nasdaq Listing Qualifications Panel will believe that the reverse stock split will satisfy all of the Company's deficiencies and may delist it anyway. The Nasdaq Listing Qualifications Panel will exercise its discretion based on its evaluation of the Company's presentation of the details of its proposed reverse stock split, its business prospects and expectations, and its ability currently and in the foreseeable future to meet the applicable maintenance requirements. The Company cannot assure that the extension it requested will be granted, that it will be able to meet any conditions of any extension, or that it will be able to satisfy the applicable requirements during any permitted extension.

        In order to meet the $1.00 minimum bid requirement, the Company's Common Stock would need to trade at or above $1.00 per share after the reverse split. If, notwithstanding the reverse split, the Company's Common Stock fails to maintain any minimum bid price of $1.00 per share for 10 continuous trading days, the Company's Common Stock would nevertheless be subject to delisting from the Nasdaq SmallCap Market.

        The Board of Directors considered the potential harm to the Company of delisting from the Nasdaq SmallCap Market and determined that the reverse stock split was the optimum method for attempting to achieve compliance with the applicable minimum bid price listing requirement.

Therefore, on September 27, 2002, the Board of Directors adopted resolutions approving an amendment to the Company's amended and restated articles of incorporation to effect the one-for-four reverse split, without changing the authorized number of shares or the par value per share, and the submittal of this proposal to the Company's shareholders for consideration and approval, with the recommendation of the Board of Directors that it be approved.

        However, the effect of the stock split on the market price for the Company's Common Stock cannot be predicted and the history of similar reverse stock splits in companies in like circumstances is varied. The market price per share of the Company's Common Stock after the reverse stock split may not rise in proportion to the reduction in the number of shares of its Common Stock outstanding, resulting from the reverse stock split. The market price per post-reverse stock split share may not either exceed or remain in excess of the $1.00 minimum bid price of the applicable maintenance standard as required by the Nasdaq SmallCap Market. Furthermore, there is no assurance that the reverse stock split will result in or assist the maintenance of other Nasdaq SmallCap Market maintenance standards that the Company currently meets. Those additional requirements are discussed above, and the Company's ability to meet those requirements may fluctuate independent of the reverse stock split.

        The reverse stock split will affect all of the Company's shareholders uniformly and will not affect any shareholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse stock split results in any of the Company's shareholders owning a fractional share, which will be paid for in cash as described below.

        In addition, the Company would adjust all outstanding options, warrants and other convertible securities entitling their holders to purchase shares of its Common Stock as a result of this reverse stock split, as required by the terms of the securities. The Company would reduce by a factor of four the conversion ratio for each instrument and would increase by a factor of four the exercise price in accordance with the terms of each instrument. Also, the Company would reduce by a factor of four the number of shares reserved for issuance under its existing stock option plans. The reverse stock split will not affect the par value per share of the Company's Common Stock.

        As a result, on the effective date of the reverse stock split, the stated capital on the Company's balance sheet attributable to the Common Stock will be reduced to one-fourth the current amount, and the additional paid-in capital account will be credited by the amount by which the stated capital is reduced. The per share net income (loss) and net book value of the Company's Common Stock will be retroactively increased four-fold for each period, because there will be fewer shares of its Common Stock outstanding.

        Subject to the provisions for elimination of fractional shares, as described below, consummation of the reverse stock split will not result in a change in the relative equity position or voting power of the holders of Common Stock or the contingent equity position of holders of stock options to purchase shares of the Company's Common Stock. The shares of the new Common Stock will have the same voting rights and rights to dividend and distribution and will be identical in all other respects of the Common Stock now authorized.

        As described below, shareholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split shareholders to the extent there are shareholders presently holding fewer than four shares. This, however, is not the purpose for which the Company is effecting the reverse stock split. Common Stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

        No scrip or fractional share certificates will be issued in connection with the reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of old shares not evenly divisible by four will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the shareholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of the Company's Common Stock, as reported on the Nasdaq SmallCap Market, during the 20 trading days preceding the date that is five days before the effective time of the reverse stock split. If such price is not available, the fractional share payment will be based on the average of the last bid and ask prices of the Company's Common Stock on such days or other prices determined by the Board of Directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights, except to receive payment therefor as described herein.

        The reverse stock split is not intended as, and will not have the effect of, a "going private" transaction covered by Rule 13e-3 under the Securities Exchange Act of 1934. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

        Because the Company's authorized Common Stock will not be reduced, the overall effect will be an increase in authorized but unissued shares of Common Stock as a result of the reverse stock split. Specifically, as a result of the reverse stock split, the number of authorized but unissued shares will increase from approximately 41.6 million shares to approximately 47.9 million shares. The Board of Directors, in its discretion, may issue these shares. Any future issuances will have the effect of diluting the percentage stock ownership and voting rights of the present holders of Common Stock.

        While the Board of Directors believes it advisable to authorize and approve the reverse stock split for the reasons set forth above, the Board of Directors is aware that the increase in number of authorized, but unissued shares of Common Stock may have a potential anti-takeover effect. The Company's ability to issue additional shares could be used to thwart persons, or otherwise dilute stock ownership of shareholders, seeking to control the Company. The Board of Directors is not recommending the reverse stock split as part of an anti-takeover strategy.

Certain Effects of the Reverse Stock Split

        Shareholders should recognize that if the reverse stock split is effectuated, they will own fewer shares than they presently own. While management expects that the reverse stock split will result in an increase in the market price of the Common Stock, the reverse stock split may not increase the per share market price by a multiple of four or result in a permanent increase in the market price. Also, should the market price of the Common Stock decline, the percentage decline as an absolute number and as a percentage of the Company's overall market capitalization may be greater than would pertain in the absence of the reverse stock split. Furthermore, the possibility exists that the reduced number of shares that would be outstanding after the reverse stock split could adversely affect liquidity in the market for the Company's Common Stock. In addition, the reverse stock split will increase the number of shareholders who own odd lots of less than 100 shares. Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, the reverse stock split may not achieve the desired results that have been outlined above.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

        If the shareholders approve the reverse stock split, the reverse stock split would become effective at such time as the Company files the amendment to its amended and restated articles of incorporation with the Utah Division of Corporations. Even if the reverse stock split is approved by the shareholders, the Board of Directors has reserved the discretion not to carry out or to delay in carrying out the reverse stock split if it determines that the reverse stock split is not necessary to avoid the delisting of the Company's Common Stock from the Nasdaq SmallCap Market, based on market prices at the time, or it determines that the reverse stock split will not be beneficial for other reasons. Upon filing of the amendment, all of the old Common Stock will be converted into new Common Stock as set forth in the amendment.

        As soon as practicable after the effective date, shareholders will be notified that the reverse stock split has been effected. The Company's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of the pre-reverse stock split shares will be asked to surrender to the transfer agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder's outstanding certificate(s) with the properly completed and executed letter of transmittal to the exchange agent. Shareholders should not destroy any stock certificate and should not submit any certificates until requested to do so. Shareholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the one-for-four exchange ratio of the reverse stock split except for fractional shares. Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

No Dissenters' Rights

        Under the Utah Revised Business Corporation Act, shareholders are not entitled to dissenter's rights with respect to the proposed amendment to the Company's amended and restated articles of incorporation to effect the reverse stock split, and the Company will not independently provide its shareholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

        The following summary of the federal income tax consequences of the reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a shareholder may vary depending on particular facts and circumstances of such shareholder, and the discussion below may not address all the tax consequences for a particular shareholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, each shareholder should consult his or her tax advisor to determine the particular tax consequences to him or her of a reverse stock split, including the application in effect of federal, state, local and/or foreign income tax and other laws. Generally, a reverse stock split will not result in the recognition of a gain or loss for federal income tax purposes. The adjusted basis of the aggregate number of the new shares of Common Stock will be the same as the adjusted basis of the aggregate number of shares of Common Stock held by such holder immediately prior to the reverse stock split. The holding period of the new, post-split shares of the Common Stock resulting from implementation of the reverse stock split will include the shareholder's prospective holding periods for the pre-split shares of the Common Stock held by such holder immediately prior to the reverse stock split.

        No gain or loss will be recognized for the Company as a result of the reverse stock split.

Approval Required

        The affirmative vote of the holders of the majority of the shares of Common Stock present and voting on the proposed amendment is required to approve the amendment of the Company's amended and restated articles of incorporation to effect the one-for-four reverse stock split. Accordingly, abstentions and broker non-votes will not be counted and will have the effect of a vote for the proposal.

Other Matters

        Management does not know of any business other than that referred to herein that may be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

Proxies

        Shares of Common Stock which are entitled to be voted at the Postponed Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such Proxies. If no instructions are indicated, such shares will be voted FOR the approval of the proposed amendment to the amended and restated articles of incorporation to effect the one-for-four reverse stock split.

        Stockholders are urged to sign and return the enclosed proxy card so their vote can be considered on this important issue.

Sento Corporation
October 21, 2002

SENTO CORPORATION
808 East Utah Valley Drive
American Fork, Utah 84003

PROXY

Adjourned Annual Meeting of Shareholders
November 14, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Gary B. Filler and Stanley J. Cutler, and each of them as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Sento Corporation, a Utah corporation (the "Company"), held of record by the undersigned on August 30, 2002, at the Annual Meeting of Stock holders (the "Annual Meeting") to be held at 808 East Utah Valley Drive, American Fork, Utah 84003, on October 16, 2002, at 9:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting, Proxy Statement and Supplemental Proxy Statement, receipt of which is hereby acknowledged.

        To vote in accordance with the Board of Directors' recommendations, sign below. The "FOR" boxes may, but need not, be checked. To vote against any of the recommendations, check the appropriate box marked "AGAINST" below. To withhold authority for the proxies to vote for any of the recommendations, check the appropriate box(es) marked "WITHHOLD AUTHORITY" below.

(To be Dated and Signed On Reverse Side)

Please date, sign and mail your proxy card back as soon as possible!
Please detach and Mail in the Envelope Provided *

[reverse side]

Annual Meeting of Stockholders
 SENTO CORPORATION

November 14, 2002

(i)
to elect seven directors of the Company, each to serve until the 2003 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified;

    Gary B. Filler
    Patrick F. O'Neal
    Dennis L. Herrick
    Kieth E. Sorenson
    Kim A. Cooper
    Lyndon L. Ricks
    Eric Olafson

  (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.)

(ii)
to consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2003;

For    ☐            Against    ☐            Withhold Authority    ☐

(iii)
to consider and vote upon a proposal to amend the amended and restated articles of incorporation of the Company to effect a reverse split of the issued and outstanding stock; and

  For    ☐            Against    ☐            Withhold Authority    ☐

(iv)
to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For    ☐            Against    ☐            Withhold Authority    ☐

        This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted "FOR" each proposal.

        Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope,

DATED this          day of                     , 2002.

Print Name	Signature of Stockholder
Number of Shares	Signature if Held Jointly

(Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full titles as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons).

QuickLinks

REVISED NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
SENTO CORPORATION
IMPORTANT
SUPPLEMENTAL PROXY STATEMENT
Adjourned Annual Meeting of Shareholders November 14, 2002 INTRODUCTION
APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
PROXY
Adjourned Annual Meeting of Shareholders November 14, 2002